Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

CONTACTS:
Philip Luizzo
President and CEO
Accufacts Pre-Employment Screening
407.682.5051, ext 160
phil@accufacts.com



 ACCUFACTS PRE-EMPLOYMENT SCREENING, INC. HOLDS SPECIAL MEETING OF SHAREHOLDERS

LONGWOOD, FLA., JUNE 1, 2006--ACCUFACTS PRE-EMPLOYMENT SCREENING, INC. (OTCBB:
APES), an employment screening company, today announced that at its Special Meeting of shareholders held May 31, 2006, shareholders approved the terms of the Agreement and Plan of Merger that the Company had previously entered into with First Advantage Corporation and Accufacts Acquisition, LLC on February 16, 2006.

Under the terms of the agreement, First Advantage will purchase Accufacts for approximately $5 million in cash, or $0.75 per share of Accufacts' stock. The transaction is expected to close on or before June 30, 2006, and is subject to customary closing conditions.



ABOUT ACCUFACTS PRE-EMPLOYMENT SCREENING, INC.

Accufacts Pre-Employment Screening, Inc. (OTCBB: APES) is headquartered and maintains its operations center in Longwood, Fla. The company performs various types of pre-employment background screenings and provides other human resources-related information to its clients. Additional information may be obtained on the Internet at www.accufacts.com.

SAFE HARBOR
This news release contains forward-looking statements including those related to the consummation of the Agreement and Plan of Merger. In particular, when used in the preceding discussion, the words "pleased" "plan," "confident that," "believe," "expect," or "intend to," and similar conditional expressions are intended to identify forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act") and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, general acceptance of the Company's products and technologies, competitive factors, the ability to successfully complete additional financings and other risks described in the Company's SEC reports and filings.